Exhibit 10.2

OCERA THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Director Compensation Policy (this “Policy”) of Ocera Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors on the Company’s Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries. This Policy will become effective as of the date this Policy is approved by the Board (the “Effective Date”).

In furtherance of this purpose, following the Effective Date, all non-employee Directors shall be paid cash compensation for services provided to the Company as set forth below.

Annual Amount
Annual Retainer for each Board Member:	$30,000
Additional Retainer for the Chairman of the Board:	$25,000
Audit Committee Chair:	$15,000
Other Audit Committee Members:	$7,500
Compensation Committee Chair:	$10,000
Other Compensation Committee Members:	$5,000
Nominating and Corporate Governance Committee Chair:	$8,000
Other Nominating and Corporate Governance Committee Members:	$4,000

Additionally, the non-employee Directors shall be eligible to participate in the Company’s stock option plans on a case by case basis as follows:

(a) Welcome Grants.  (i) Each non-employee Director who was serving as such on July 15, 2013 immediately following the closing of the merger transaction by and among the Company, Terrapin Acquisition, Inc. and Ocera Subsidiary (f/k/a/ Ocera Therapeutics, Inc.) (the “Merger Directors”), and (ii) following the Effective Date, each person who is thereafter first appointed or first elected to the Board as a non-employee Director, is or will be eligible to receive a one-time option grant of an option to purchase 20,000 shares of the Company’s common stock (the “Welcome Grant”). The Welcome Grant for the Merger Directors shall be deemed granted on and effective as of the Effective Date.  All non-employee Directors who are first appointed or first elected to the Board after the Effective Date shall receive his or her Welcome Grant promptly following the date that he or she is so appointed or elected to the Board, upon Board approval thereof. All Welcome Grants shall vest, as to 25% of the shares initially covered by such stock option, on the first anniversary date of the date of grant thereof with the balance of the shares subject thereto to vest in equal monthly installments over the next succeeding three year period, provided, in all cases, that the non-employee Director is, as of such vesting date, then a director of the Company.

(b)  Annual Grants.  Annual grants of stock options shall be made to non-employee Directors in addition to the Welcome Grants, which grants shall be for an aggregate of 10,000 shares per non-employee Director per year, and shall be granted in arrears in equal approximately quarterly installments provided, in each case, that the non-employee Director is, on the date of grant, then serving as a non-employee Director of the Company.  Each such grant shall vest in equal monthly installments over the 12 month period commencing with the date of grant thereof provided, in all cases, that the non-employee Director is, as of each such vesting date, then a director of the Company.

The foregoing compensation will be in addition to reimbursement of all out-of-pocket expenses incurred by non-employee Directors in attending meetings of the Board.